Exhibit 10-AAzz

FIRST AMENDMENT TO TRADE RECEIVABLES PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO TRADE RECEIVABLES PURCHASE AGREEMENT (hereinafter this “First Amendment”) is made and executed as of the 20th day of May, 2008 (the “Effective Date”) by and among TECH DATA CORPORATION, SUNTRUST BANK (“SunTrust”) and BNP PARIBAS (“BNP”).

WHEREAS, Tech Data Corporation and the affiliates of Tech Data Corporation party thereto from time to time (collectively “Tech Data”), SunTrust and BNP entered into that certain Trade Receivables Purchase Agreement dated as of May 23, 2007 (the “Agreement”).

WHEREAS, the Agreement set forth the terms by which SunTrust and BNP may purchase certain Receivables from Tech Data; and

WHEREAS, the Agreement was supplemented by that certain letter agreement (the “Letter Agreement”) to, among other things, identify certain Obligors and to set forth the Applicable Margin related to such Obligors.

WHEREAS, Tech Data, BNP and SunTrust have agreed to further amend the Agreement as outlined in this First Amendment and that certain letter agreement dated on or about the date hereof which identifies certain Obligors and to sets forth the Applicable Margin related to such Obligors (collectively the “First Amendment Documentation”); and

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	The definition of the term “LIBOR” is hereby deleted and replaced with the following definition:

“LIBOR” shall mean, for any applicable Period, that rate per annum which is equal to the quotient of:

(i) the rate per annum equal to the offered rate for deposits in Dollars of amounts comparable to the principal amount of Purchased Receivables outstanding pursuant to this Agreement offered for a term of two weeks, as such rate is published by Reuters and appears on the Reuters LIBOR01 Page (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the first Business Day of such Period; provided, that if Purchasers’ Agent determines that the relevant foregoing sources are unavailable for the relevant Period, LIBOR shall mean the rate of interest determined by Purchasers’ Agent to be the average (rounded upward, if necessary, to the nearest  1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to United States money center banks in the London interbank market as of 11:00 a.m. (London, England time) on the first Business Day of such Period; and

(ii) a percentage equal to 1.00 minus the stated maximum rate of all reserve requirements (expressed as a decimal) as specified in Regulation D of the Board of Governors of the Federal Reserve System then applicable to any Purchaser (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that would be applicable on the first Business Day of the relevant Period during which LIBOR is to be applicable to Eurocurrency liabilities in an amount substantially equal to the principal amount of the Purchased Receivables outstanding pursuant to this Agreement and with a maturity date as of the last day of the relevant Period, all as reasonably determined by Purchasers’ Agent, such sum to be rounded up to the nearest whole multiple of  1/100 of 1%.

2.

Upon and after the Effective Date of this First Amendment, all references to the Agreement shall mean the Agreement as amended by the Letter Agreement and as further amended by the First Amendment Documentation. Except as expressly provided in the First Amendment Documentation, the execution and delivery of the First Amendment Documentation does not and will not amend, modify or supplement any provision of or constitute a consent to or waiver of any noncompliance with the provisions of the Agreement as amended by the Letter

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Agreement and except as specifically provided in the First Amendment Documentation, the Agreement as amended by the Letter Agreement shall remain in full force and effect. Tech Data hereby ratifies and reaffirms its obligations and liabilities under the Agreement, as amended by the Letter Agreement and as further amended by the First Amendment Documentation and hereby restates and renews each and every representation and warranty heretofore made by it in the Agreement as fully as if made on the date hereof.

4.	Capitalized terms not expressly defined in the First Amendment Documentation shall have the meaning ascribed to such terms by the Agreement.

5.	This First Amendment Documentation shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

6.	The First Amendment Documentation reflects the entire understanding of the parties with respect to the subject matter hereof and any further amendment or modification to the Agreement shall be in writing and signed by each of the parties hereto.

7.	The First Amendment Documentation shall be governed by, and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

TECH DATA CORPORATION

By:	/s/ CHARLES V. DANNEWITZ
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

BNP PARIBAS

By:	/s/ SURESH SUBRAMANIAN
Name:	Suresh Subramanian
Title:	Managing Director, Global Trade Americas

By:	/s/ BEATRICE DUBROCA
Name:	Beatrice Dubroca
Title:	Director, Global Trade Services Americas

SUNTRUST BANK

By:	/s/ MARIE TENAGLIA
Name:	Marie Tenaglia
Title:	Vice President

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